Exhibit 99.1

Hon. Philip M. Pro (Ret.)
JAMS
3800 Howard Hughes Parkway
11th Floor
Las Vegas, NV 89169
Phone: (702) 457-5267
Fax: (702) 437-5267
Arbitrator

JAMS ARBITRATION CASE REFERENCE NO. 126005395

GOPHER PROTOCOL INC., Claimant, vs. DISCOVER GROWTH FUND, LLC, and JOHN KIRKLAND Respondents.	**FINAL AWARD**
DISCOVER GROWTH FUND, LLC Counterclaimant, vs. GOPHER PROTOCOL, INC. Counterclaim-Respondent.	

At its core, this is a breach of contract dispute between a small technology company, funded primarily through the issuance of common stock and convertible debt, seeking an infusion of capital through new investment or converting its existing debt into equity; and an institutional investor in small cap public companies through loans, direct equity investments, and

financing commitments.

Claimant, Gopher Protocol, Inc. ("Gopher"), is a publicly traded technology company focusing on microchip design and development of mobile application software. Respondent, Discover Growth Fund, LLC, is an institutional investor in small cap public companies, and Respondent, John Kirkland, is the President of General Partner of the Member who negotiated and signed the Securities Purchase Agreement on behalf of Discover ("Discover" & "Kirkland" may be referred to collectively in this Award as "Discover").[1]

Gopher's Demand for Arbitration and Complaint was filed June 7, 2019 and arises under a Securities Purchase Agreement entered December 3, 2018. Gopher alleges claims for: (1) Breach of Contract, (2) Breach of the Covenant of Good Faith and Fair Dealing, (3) Misrepresentation, (4) Fraudulent Inducement, (5) Unjust Enrichment, and (6) Injunctive and Declaratory Relief, against Discover and Kirkland; (7) for Interference with Contractual Relations, and (8) Interference with Prospective Economic Advantage, against Kirkland; and for (9) Accounting, and (10) Rescission, against Discover. Each of Gopher's claims arise in connection with the Securities Purchase Agreement ("SPA"), the Senior Secured Redeemable Convertible Debenture, and related Transaction Documents mutually agreed to by the Parties on September 3, 2018.

On June 18, 2019, Gopher separately filed a Complaint in United States District Court for the District of Nevada, Case No. 2:19-CV-01039-JCM-BNW, seeking Injunctive and Declaratory Relief. On July 18, 2019, the Court granted Gopher's Motion for Preliminary

[1] According to the testimony of John Kirkland at his deposition conducted September 12, 2019, Discover Growth Fund, LLC was formed in 2016 by Kirkland through its sole Member, Discover Fund Management, LLLP. Discover Growth Fund is an institutional investor in small cap public companies. The Securities Purchase Agreement entered by Gopher Protocol, Inc., and Discover Growth Fund, LLC on December 3, 2018 was negotiated and signed by John Kirkland as President of G.P. of Member, and the evidence adduced at the Arbitration Hearing shows that Kirkland is the investor and operator of Discover Growth Fund, LLC.

Injunction enjoining Discover "'from selling, foreclosing upon, encumbering, dissipating, or otherwise transferring' any of Gopher's assets pending resolution of the parties' arbitration." [2]

On July 26, 2019, Discover and Kirkland filed their Response and Affirmative Defenses denying each of Gopher's claims; and alleged Counterclaims asserting Gopher has materially breached multiple provisions of the SPA, Debenture, and other Transaction Documents. The counterclaims additionally allege there have been multiple "Events of Default" under the SPA, including a "staggering number of Trigger Events" which combined, constitute actionable Events of Default.[3]

As relief on its counterclaims, Discover seeks "an award of money damages; a determination that Discover is not an affiliate of Gopher and is entitled to sell its Conversion Shares; and a permanent injunction obligating Gopher and its transfer agent to comply with their obligations to issue Conversion Shares, to stop interfering with the resale thereof, and ordering Gopher and its representatives to fully cooperate in the orderly sale of the Collateral" securing the $7.5 million loan it made to Gopher under the SPA.

At the Preliminary Conference conducted July 29, 2019, the Parties agreed that their claims and counterclaims are subject to this arbitration in accord with Section VI (H) of the SPA, the substantive law of the United States Virgin Islands, and the JAMS Streamlined Arbitration

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[2] In post-hearing submissions sent via email to JAMS by Gopher and Discover, respectively, on November 26 and December 2, 2019, the Parties submitted copies of filings made in the above referenced proceedings in United States District Court. The details of the proceedings in District Court have no bearing on the issues in this Arbitration and are, therefore, not considered. However, those proceedings are informative to the undersigned with regard to scheduling. When post-hearing briefing closed on November 22, 2019, Discover urged an early decision to enable it to pursue foreclosure on collateral. The proceedings in District Court have stayed that foreclosure thereby permitting the use of the full thirty-day period after post-hearing briefing allowed under Rule 24 to complete review of the extensive briefing and arbitration hearing record in the preparation of this Award.

[3] Occurrences constituting "Trigger Events" are defined at Section I. H. of the Debenture, and any combination of 3 such Trigger Events constitute an Event of Default under Section V. G. of the SPA.

Rules and Procedures. Additionally, Respondent John Kirkland, Esq., confirmed that he would proceed as his own attorney and as counsel for Respondent Discover for purposes of this Arbitration.[4] The Parties further agreed that the Arbitration Hearing be conducted on November 5, 6, and 7, 2019 in St. Thomas, United States Virgin Islands.

Following limited discovery permitted under the Streamlined Rules, and denial of Discover's Motion for Summary Disposition, the case proceeded to the Arbitration hearing on November 5 and 6, 2019. Gopher was represented by Brian R. Hardy, Esq. of the law firm Marquis Aurbach Coffing, and Respondents Discover and Kirkland were represented by John C. Kirkland, Esq.

Gopher presented the testimony of Mo Jacob[5], a consultant to the officers and board members of Gopher regarding potential transactions for the past 4 or 5 years; and Darren Dunkel, managing partner of Glen Eagles Acquisitions, LLP, a consultant for Gopher since the summer of 2017 who provided what he described as "shareholder analytics" to evaluate shareholder movements with respect to Gopher. Gopher also offered the testimony of Mansour Khatib, Chief Marketing Officer for Gopher given at his deposition conducted September 6, 2019.

Discover presented the testimony of John Burke, the Senior Equity Trader for Discover who traded Gopher stock under the SPA between December 2018 and May 2019; and John Kirkland, whose live testimony was augmented by his deposition testimony conducted September 12, 2019.

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[4] Prior to voluntarily assuming inactive status in 2016, Kirkland was an active Member of the State Bar of California where he engaged in business litigation and securities practice with major law firms. In accord with Rule 12 of the JAMS Comprehensive Arbitration Rules and Procedures, a Party, whether natural persons or legal entities, may be represented by counsel or any other person of the Party's choice.

[5] Mo Jacob is referred to in some Exhibits received by his given name, Moshe J. Schnapp. However, Jacob formally changed his name to Mo Jacob when he was Naturalized as a citizen of the United States.

Extensive post-hearing briefing addressing a wide variety of issues was completed on November 22, 2019, and the matter is now ripe for decision on the merits. The discussion which follows sets forth my findings of fact and conclusions based upon a preponderance of the evidence adduced at the Arbitration hearing or, where applicable, by a clear and convincing evidence standard.

DISCUSSION AND FINDINGS

In early 2018, Gopher initiated a strategy to up-list the stock of the company from the over the counter ("OTC") stock market to a national stock exchange such as NasdaqCM or NYSE American. To do so, Gopher needed to raise funds. Through its Chief Marketing Officer, Mansour Khatib, Gopher hired a financing consultant, Stanley Elbaum, who located several potential investors, including Discover. In February 2018, Gopher received financing proposals from Discover and several investors which Gopher found unacceptable.

In October 2018, Discover submitted another proposal which offered to provide Gopher with $7.5 million in additional capital through a secured convertible debenture. After preliminary discussions between the Parties, a non-binding term sheet was signed by Kirkland and Khatib on November 6, 2018 outlining some of the details of Discover's proposal to invest in Gopher. Ex. 1. Except for a "No Shorting" provision, the Term Sheet did not otherwise suggest a limitation on Discover's ability to redeem or sell Gopher stock.

Kirkland conditioned the proposed investment by Discover on the use of the Securities Purchase Agreement, Debenture, and other transaction documents he prepared, subject to modifications as agreed to by the Parties during their negotiations. Negotiations ensued throughout November between Kirkland, on behalf of Discover, and several representatives of

Gopher, including attorneys Stephen Fleming and Randolph Katz, Mansour Khatib, Douglas Davis, Interim Chief Executive Officer of Gopher, and Mo Jacob.[6]

Khatib and Jacob testified that during a meeting with Kirkland in New York on November 13, 2018, Gopher representatives informed Kirkland in detail of Gopher's internal strategies to up-list its stock, and of Gophers desire to secure a capital investment to function as bridge financing while the up-listing plan was accomplished. The Parties further discussed Gopher's need for a financing partner that would trade Gopher stock responsibly in a manner that would not impair Gopher's stock value or impede it's up-listing plan. The discussions also included details concerning Gopher's short-term cash flow, and an internal strategy to acquire other companies including Mobiquity Technologies.

The Securities Purchase Agreement ("SPA"), finalized and executed by Gopher and Discover on December 3, 2018, together with the eight transaction documents attached thereto, including the Senior Secured Redeemable Convertible Debenture with an aggregate face value of $8,340,000, are at the core of this dispute.

The claims and counterclaims of the Parties, and the principal focus of the evidence adduced at the arbitration hearing, relate to the circumstances under which the transaction documents were entered, several of its terms, and the conduct of the Parties thereunder through the end of May 2019.

This Award will first address Gopher's claims relating to the formation of the SPA, including those sounding in fraud, which Gopher contends would void the Agreement and result

[6] Jacob testified that other than his participation in the meeting in New York on November 13, 2018, he did not participate in the actual negotiation of the SPA with Kirkland. However, after reviewing the final draft of the SPA, he testified that he provided consultations regarding its contents to Gopher representatives, including Stephen Fleming, Gopher's securities counsel; Eric Klinger, an officer of Gopher; Khatib; and Interim President Davis, and recommended Gopher approve the Agreement. Tr. 22:9 – 25:9.

in rescission. Gopher's contract and related claims, and Discover's counterclaims will be addressed thereafter.

SHOULD THE SPA BE RESCINDED AS VOID

Gopher contends the SPA is void and should be rescinded because (1) it is unconscionable; (2) it was formed based upon fraudulent misrepresentation and inducements by Kirkland and Discover; (3) it contained unenforceable penalty provisions; and (4) it violated federal securities regulations by granting Discover affiliate control and allowing Discover and Kirkland to trade Gopher stock with inside information.

SHOULD THE SPA BE RECINDED AS UNCONSCIONABLE

Whether a contract or term thereof is unconscionable must be made in light of its setting, purpose and effect. *Rest.2d of Contracts Section 208.* It is apparent that many terms of the SPA and Debenture were favorable to Discover as conditions for its investment of $7.5 million. However, the question of whether a contract is unconscionable does not depend simply on whether its terms are more favorable to one party to the contract than to another. Here, the evidence relating to its negotiation, and the terms of the transaction documents, show by a preponderance of the evidence that Gopher willingly entered the SPA.

Gopher contends the negotiated changes to the transaction documents prior to its execution on December 3, 2018 were superficial. Discover responds that Kirkland testified that numerous changes were made to the transaction documents during the negotiations between the Parties in November 2018, and that several were substantial. The record does not detail each of the changes negotiated. However, the evidence is clear that neither Party was prevented during

their negotiations from raising issues they wished to address in pursuit of their respective and distinct goals related to the transaction.

Indeed, the record adduced shows that the SPA and related transaction documents executed by the Parties on December 3, 2018, were mutually agreed to after counseled and arms-length negotiations between sophisticated and experienced parties. Moreover, it was authorized by Gopher's Board of Directors in a Resolution which unambiguously declared that after an extensive search exploring all avenues of financing Gopher's business plan, the private offering to Discover through the SPA and Debenture was in the "best interest of the Company. Ex. 43.

Based upon a preponderance of the evidence presented, I find that Gopher has failed to prove that the SPA is an unconscionable contract or a contract of adhesion subject to rescission as void under the law of the Virgin Islands. *Berrios v. Hovic,* 2010 WL 2384589 at *5 (D.V.I. 2010), citing *Edwards v. Hovensa,* 497 F.3d 355, 362, 49 V.I. 1133, 1144 (3d Cir. 2007), *Alexander v. Anthony Intern, L.P.,* 341 F.3d 256, 265 (3d Cir. 2003), and Restatement (Second) of Contracts Sec. 208, 1 V.I.C. Sec. 4.

IS THE SPA VOID DUE TO FRAUDULENT INDUCEMENT

Consistent with the law of most jurisdictions in the United States, the law of the Virgin Islands requires that to prevail on a claim to rescind a contract based on misrepresentation or fraudulent inducement, requires a showing by clear and convincing evidence that, "(1) there was a misrepresentation, (2) the misrepresentation was fraudulent or material, (3) the misrepresentation induced the recipient to enter the contract, and (4) that the recipient's reliance on the misrepresentation was reasonable." *Wilkinson v. Wilkinson,* 2019 WL 1421187 at *8 and *10 (V.I. 2019). See also *Bennington Foods, L.L.C. v. St. Croix Renaissance Group, L.L.P.,* 2009

WL 2950490 at *10 (D.V.I. 2009).

Beyond the contents of the SPA and other transaction documents, the Term Sheet of November 6, 2018, and approximately 100 other exhibits, Gopher called two witnesses, Mansour Khatib and Mo Jacob, in support of its allegations sounding in fraud which it claims Kirkland made on behalf of Discover at the New York meeting on November 13, 2018.

Because Section VI.Q of the SPA contains an "Entire Agreement" clause (referred to variously by the Parties as an "integration" or "merger clause"), Discover argues parol evidence of the negotiations preceding entry of the SPA on December 3, 2018 should not be considered.. However, I find that with respect to Gopher's claims sounding in fraud, consideration of parol evidence is appropriate. *Finley v. Mole,* 2015 WL 1541126 at *5, *6, and *7. See also *Blackledge v. Allison,* 431 U.S. 63, 75 n.6 (1977).

Mansour Khatib testified at his deposition conducted September 6, 2019, that Kirkland assured Gopher at the November 13, 2018 meeting in New York that Discover "would not dump the stock and would only trade responsibly." Ex. 36 at 78:25 to 79:1. Mansour further testified that he understood "trading responsibly" as meaning Discover would not "hurt the stock, bringing the stock numbers down or the stock value down." Ex. 36 at 79:9 to 79:20. However, while each participant in the meeting apparently had their own subjective understanding as to what the term meant, Khatib did not testify to any mutual agreement by the Parties, or representation by Kirkland or others at the meeting as to what "trading responsibly" meant.

Mo Jacob testified to his understanding of discussions at that meeting relating to Gopher's plans to up-list its stock, and assurances by Kirkland that Discover would provide money to assist Gopher in doing so. Arbitration Tr. No. 1 at 12:11-22. Gopher cites the testimony of Jacob that Gopher was looking for somebody to "trade responsibly." When asked

what his understanding of "trading responsibly" meant, he testified, "To trade in a responsible way, which is systematic, whether fixed amount of shares or fixed amount of dollar, but not trading all over the place and manipulate the market." Arbitration Tr. No. 1 at 14:2-5.[7]

On cross examination, however, Jacob acknowledged that his definition of "trading responsibly" does not appear in the Term Sheet or the SPA though he construed the prohibition against "short selling" to be the equivalent of "trading in a constant manner, either a fixed amount of shares or fixed amount of dollar." Arbitration Tr. No. 1 at 198:19-25. Additionally, the evidence fails to establish that Kirkland stated that he shared Jacob's understanding or committed to trading Gopher stock in the manner Jacob subjectively deemed to be "trading responsibly."

Moreover, Jacob testified that although he was not otherwise involved in negotiating the terms of the SPA, he reviewed the final draft and consulted with Khatib, Davis, other officers of Gopher, Gopher's securities counsel, Stephen Fleming, and Gopher's Interim President, Douglas Davis, and recommended that they go forward and enter the SPA with Discover. Arbitration Tr. No. 1 at 22:10 to 25:11. Critically, the trading limitations testified to by Khatib and Jacob do not appear in the SPA.

Gopher's claims of misrepresentation and fraudulent inducement are further weakened by Kirkland's explanation during the November negotiations regarding how Discover traded stock in a similar investment it had made in Camber Energy, Inc. (CEI), which Gopher acknowledges

[7] Gopher relies on the Declaration of Mo Jacob dated October 22, 2019 regarding the Term Sheet entered November 6, 2018 (Ex. 1) as evidence that "Discover specifically represented that it would trade responsibly." However, a careful reading of Jacob's Declaration shows that it sets forth Jacob's understanding of Gopher's goals in seeking a financing partner, and his conclusions as to what the Parties understood when entering the Term Sheet. Jacob's Declaration and the Term Sheet attached do not reflect specific statements by Kirkland reflecting his understanding or commitments were congruent with Jacob's beyond the provision in the Term Sheet regarding "No Shorting.".

Kirkland provided at the meeting. Discover argues that examination of the stock performance for CEI in the 50 days prior to the November 2018 meeting showed its stock was down 67.2%. Ex. 66, which compares closely to the 64.9% drop in Gopher stock value for the roughly 167-day period between early December 2018, and late May 2019 under Discover's trading. Ex. 64.

To this, Gopher responds in its post-hearing Rebuttal Brief that the "CEI transaction with Discover was anything but positive" and resulted in a "catastrophic loss of the company's stock value" and currently pending litigation between Discover and CEI.[8] Gopher argues that had Discover disclosed the "full story," perhaps "Gopher would have avoided Discover altogether."

However, the evidence shows that during their November negotiations, Kirkland did not misrepresent, but in fact did disclose to Gopher the relationship with CEI as an example of how Discover traded stock. Gopher was perfectly capable of diligently exploring the relationship for itself prior to agreeing to the SPA. Had Gopher done so it may well have decided to avoid entering the SPA with Discover. However, the circumstances do not show that Discover presented "false and/or incomplete information to Gopher about what to expect from a financing partnership."

Finally, I find the express language contained in the "No Shorting" provision set forth at Sec. IV.J. of the SPA is fatal to Gopher's argument that Discover committed to "trade responsibly" in the manner claimed by Khatib and Jacob. While Sec. IV.J. explicitly states that neither Investor nor any of it Affiliates will engage in any Short Sale of Gopher Common Stock, it further states: "There will be no restriction or limitation of any kind on Investor's right or ability to sell or transfer any or all of the Conversion Shares at any time, in its sole and absolute

[8] Gopher has attached as Ex. A to its post-hearing Rebuttal Brief a copy of the Petition for Temporary Restraining Order, Preliminary Injunction and Permanent Injunction filed on May 9, 2017 by CEI against Discover. It is public record and a review of Pacer shows that the action was dismissed without prejudice on stipulation of the parties 13 days later on May 22, 2017. See ECF 23.

discretion."

Neither do the words "trading responsibly" or other language limiting Discover's ability to trade Gopher shares, or other language capturing Gopher's "responsible trading" definition, appear in the SPA or the Transaction Documents. Had such limitations been deemed material to Gopher as a condition of their entry into the SPA, it would reasonably be expected that Gopher would insist on including such language in the SPA, especially in light of the language already contained in Sec. IV.J. Its absence clearly rebuts Gopher's claims based on fraud.

Based upon the foregoing, I find Gopher has failed to prove by clear and convincing evidence that the SPA was the product of misrepresentations or fraudulent inducements by Discover.

IS THE SPA VOID DUE TO NUMEROUS PENALTY PROVISIONS

Gopher contends the SPA is "riddled with unenforceable penalties." First, it outlines sixteen potential "Trigger Events." Second, the "Interest" provision at Section I.C.1 is unenforceable. Third, the "Conversion Price" provision found in Section I.G.6 constitutes an impermissible penalty.

Gopher raised these issues for the first time on the morning the Arbitration hearing commenced on November 5, 2019 when counsel submitted a Bench Brief Regarding Issues of Penalties and renews them in Post-hearing briefing.

Discover objects arguing Gopher never challenged any provision of the SPA or any other transaction document constituted an unenforceable penalty and that raising such issues for the first time at trial is not reasonable notice and violates the requirements of JAMS Streamlined Rule 7(a) and Comprehensive Rule 9(a) which require timely notice of claims, affirmative

defenses or counterclaims.

Discover further argues it is prejudiced by Gophers new argument because it could not prepare to defend the new allegations or call witnesses to respond on the merits. Additionally, Discover contends that had the issue of unenforceable penalties been raised by Gopher in a timely manner it would have engaged an expert economic witness to testify that the challenged provisions were a reasonable estimate of damages that could be anticipated at the time the contract was entered. Additionally, Discover argues that even assuming any provision of the SPA were found to be invalid, the invalid provision could be severed in accord with Section VI.E, and the remainder of the SPA enforced.

First, I reject Gopher's argument that the Trigger Event provisions of the SPA, in and of themselves, constitute unenforceable penalties. Second, I find that even if the "Interest" provision contained in Section I.C.1 of the Debenture, or the "Conversion Price" provision contained in Section I.G.6. were found to be unenforceable liquidated damages penalty provisions, as argued by Gopher, the appropriate remedy would not be to void the entire SPA. The appropriate remedy would be, as argued by Discover, to sever the unenforceable provisions in accord with Section VI.E of the SPA thereby allowing the remainder of the contract to be enforced. Therefore, I reject Gopher's contention that Sections I.C.1 or I.G.1 of the Debenture render the entire SPA void.

Discover is correct that Gopher's Bench Brief Regarding Issues of Penalties was a tardy filing submitted the morning the Arbitration hearing commenced. The arguments advance by Gopher therein should have been included as part of Gopher's Arbitration Brief filed October 25, 2019. However, the issues raised by Gopher in its Bench Brief are not new. The issue of interest penalties is raised in paragraph 27 of Gopher's Arbitration Demand and Complaint filed June 7,

2019, and the consequences of the Conversion Price provision are also addressed in the Complaint.

Moreover, the issues presented in the Bench Brief are principally issues of law, or arguably mixed questions of law and fact which the Parties have addressed in their post-hearing briefs. The question whether the provisions of Sections I.C.1. and I.G.1. constitute unenforceable liquidated damages penalties under Virgin Island law remains a live one and, as discussed in connection with the claim and counterclaim for breach of contract below, warrants further consideration as a consequence of the findings set forth at the conclusion of this Interim Award.

IS THE SPA VOID BECAUSE IT VIOLATES FEDERAL LAW

Gopher contends the SPA should be found void and rescinded because it violates federal securities law by (1) granting Discover affiliate status under Rule 144 of the Securities Act of 1933, and (2) by restricting Gopher from making its required SEC disclosures.

What constitutes an "affiliate" is at the heart of Gopher's first argument. Promulgated under the Securities Act of 1933, Rule 144 imposes requirements and restrictions on the selling of "restricted" or "control" shares. 17 CFR Sec. 230.144. Rule 405 defines an "affiliate" as a "person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with," an issuer. 17 CFR Sec. 230.405. Rule 405 further defines the term "control" as "the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise." Id. Given this flexible definition, Gopher notes correctly that the SEC takes the position that the determination of "control" status depends upon the facts and circumstances involved. Gopher, however, is in error when it cites *Pennaluna & Co. v. S.E.C.,*

410 F.2d 861 (9th Cir. 1969) for the proposition that "the person asserting that he is not an affiliate of the issuer has the burden of proving that he is not an affiliate." The *Pennaluna* case involved appellate review of the record of proceedings before the SEC adverse to the Petitioner and the burden at issue therein has no application to these proceedings.

Gopher bears the burden of establishing that Discover is an affiliate here. On the record adduced, Gopher has failed to do so. Even had Gopher done so, the argument set forth at Sec. 6.B. of Discovers post-hearing Reply Brief persuades me that a finding of control status under Rule 144 would not warrant the rescission requested by Gopher.

Gopher correctly cites the cases of *Berne Corp. V. Government of Virgin Islands,* 2004 WL 3211321 (2004) and *Cruse v. Callwood,* 2010 WL 438173 (2010) for the general principle that the Courts of the Virgin Islands will not enforce a contract that violates the law or is against public policy. However, as argued by Discover, these cases are distinguishable from the circumstances presented in this case.

Here, private Parties negotiated and bargained at arms-length and with benefit of counsel for an agreement to which they mutually agreed in exchange for valuable consideration. The validity of the SPA is not negated by the fact that Gopher now regrets or believes it made a mistake in doing so. The fact that in return for an investment of $7.5 million in Gopher, Discover received an equity interest in Gopher of $8,340,000 worth of Gopher shares, and was enabled by the SPA to exert significant control over Gopher, does not, without more, render the SPA illegal or violative of public policy or otherwise render it void and subject to rescission.

Gopher next argues that Sections IV.D and IV.F of the SPA are contradictory and expressly violate the SEC's Form 8-K requirements that public companies publicly report the occurrence of significant corporate events thereby rendering the SPA void *ab initio.*

Specifically, Section IV.D requires that Gopher provide to Discover for review and approval prior to filing or issuing any current, periodic or public report, registration statement, press release, public statement or communication relating to or referencing Discover. However, in Section IV.F, Gopher agrees that neither it nor any other Person acting on its behalf will provide Discover or it's counsel with any information that Gopher "believes or reasonably should believe will constitute material nonpublic information after Closing."

Gopher argues this inconsistency was exploited by Discover to allege eight "Trigger Events" related to public filings not provided to Discover prior to publication. Gopher contends these conflicting terms of the SPA were designed to place Gopher in the position where it would default every time it published information irrespective of whether Gopher provided such information to Discover. Gopher argues Discover was not justified in restricting Gopher's compliance with the law requiring public disclosures by using them as a basis for declaring "Trigger Events."

Discover responds that there is no inconsistency in providing the SEC Form 8-K to Discover for review before Gopher files it and insists this is a process followed by countless public companies under their financing agreements. Discover notes that Gopher agreed to this process and never raised concerns about the disclosure process, nor did the Forms 8-K in question contain information that was not already known to Discover. Also, Discover argues any conflict in the provisions could be accommodated by Gopher timing the disclosure to Discover in a manner that prevented any information from being used by Discover prior to its Form 8-K public disclosure.

On its face, the provisions of Section IV.D and IV.F are inconsistent. However, as argued by Discover, this inconsistency can be harmonized in most cases, and because Section IV.D. is

limited to public filings "relating to or referencing Investor" or the Transaction Documents or transactions contemplated, it would in most cases be information already in the possession of Discover.

While Gopher's arguments concerning the viability of the eight "Trigger Events" based on failure to comply with Section IV.D are further discussed below, I find the contradictory provisions of Sections IV.D and IV.F do not render the SPA void *ab initio*.

THE BREACH OF CONTRACT AND RELATED CLAIMS

Having addressed Gopher's claims sounding in fraud based primarily on events leading to execution of the SPA on December 3, 2018, and for rescission, there remain additional claims and counterclaims at issue relating to the conduct of the Parties under the Agreement. These include Gopher's claims for Breach of Contract, Breach of the Covenant of Good Faith and Fair Dealing, Unjust Enrichment, Interference with Contractual Relations, Interference with Prospective Economic Advantage, for various forms of Declaratory and Injunctive relief, and for Accounting.[9] Also, Discover's counterclaims for Breach of the SPA, Debenture, and other Transaction Documents based on multiple "Events of Default."

The remaining claims turn on the interpretation and application of several provisions of the SPA, Debenture and other Transaction Documents, and the conduct of the Parties related thereto as shown by the evidence adduced at the Arbitration hearing. However, because Gopher's claim for Breach of Contract share issues in common with those raised by Discover's

[9] Gopher's claim for Accounting is more of a claim for relief and was not addressed at the Arbitration hearing or in post-hearing briefing. Therefore, I find it unnecessary to address the claim in this Award. Similarly, Gopher's claim for Injunctive and Declaratory Relief will not be addressed herein. Gopher and Discover already are engaged in ongoing litigation in United States District Court for the District of Nevada on these claims which are not otherwise addressed at the Arbitration hearing or in briefing.

counterclaims, I will first address Gopher's other claims.

GOPHER'S CLAIM FOR UNJUST ENRICHMENT

In its Complaint accompanying the Demand for Arbitration filed June 7, 2019, Gopher alleges a claim for Unjust Enrichment against both Discover and Kirkland. The claim was not the subject of evidence presented at the Arbitration hearing and is not otherwise addressed with specificity in the post-hearing briefs. To the extent Gopher has not abandoned this claim, I find Gopher has not sustained its burden to prove Unjust Enrichment by a preponderance of the evidence.

"Unjust enrichment is an equitable quasi-contract cause of action, imposing liability where there is no enforceable contract between the parties 'but fairness dictates that the plaintiff receive compensation…'" *Cacciamani and Rover Corp. v. Banco Popular De Puerto Rico,* 2014 WL 4262098, at *2 (V.I. Aug. 29, 2014). Here a valid contract concerning the same subject matter in dispute exists between the parties. Therefore, Discover is entitled to judgment on Gopher's claim of unjust enrichment.

GOPHER'S CLAIM FOR BREACH OF THE COVENANT OF GOOD FAITH

Gopher's second claim for Breach of the Covenant of Good Faith and Fair Dealing also fails. The law of the Virgin Islands requires that a claim for breach of the Covenant be supported by proof of acts amounting to fraud or deceit which is absent here. *Edwards v. Marriott Hotel Management Company (Virgin Islands) Inc.,* 2015 WL 476216 at *4 (V.I. Super. 2015). This is fundamentally a case involving allegations of breach of the terms of an integrated contract. Having already rejected Gopher's other claims sounding in fraud, and in light of the express

provisions of the SPA, Gopher has failed to prove entitlement to relief for breach of the covenant. *Finley,* 2015 WL 1541126 at *6.

GOPHER'S CLAIMS FOR INTERFERENCE WITH CONTRACTUAL RELATIONS AND INTERFERENCE WITH PROSPECTIVE ECONOMIC ADVANTAGE

Gopher's claims for Interference with Contractual Relations and Interference with Prospective Economic Advantage are brought against Respondent John Kirkland individually.

Kirkland responds that he is not an individual party to any contract with Gopher and signed the SPA in his capacity as President of the General Partner of the Member of Discover Growth Fund, LLC.[10] Respondent Discover is a limited liability company in good standing in the U.S. Virgin Islands. Ex. 58. Kirkland argues that in accord with 13 V.I.C. Sec. 1303(a), he has no individual liability under contract or tort for the debts, obligations or liabilities of Discover.

I find that Gopher has presented no evidence sufficient to impose alter ego liability as to Kirkland, or to establish any claims against him individually. Moreover, on the record adduced, the result would be the same even if Kirkland were subject to individual liability on these claims.

Gopher contends Kirkland's excessive control over Gopher gave him a window into all of Gopher's agreements, business strategies, and business arrangements enabling him to improperly wield the SPA to interfere with Gopher's contractual agreements with third parties and interfere with Gopher's business relationships resulting in damage to Gopher in excess of $284 million.

Gopher correctly argues that Virgin Island courts recognize both the tort of intentional interference with contractual relations and intentional interference with business relations.

[10] The record shows that the sole Member of Discover Growth Fund, LLC is Discover Fund Management, LLLP, whose general partner is Discover Growth Fund, Inc., of which Kirkland is President.

Donastorg v. Daily News Publ'g Co., No. ST-2002-CV-117, 2015 WL 5399263 (V.I. Super. Aug. 19, 2015).

The essential elements of both torts are strikingly similar. Interference with contractual relations requires that a plaintiff prove: (1) the existence of a contract between the plaintiff and a third party; (2) that the defendant knew of the contract; (3) that the defendant interfered with the contract using improper means or with an improper motive; and (4) that plaintiff was damaged as a result. To prevail on a claim for interference with prospective business relations, a plaintiff must prove: (1) the existence of a professional or business relation that is reasonably certain to produce an economic benefit for the plaintiff; (2) intentional interference with that relationship by the defendant; (3) accomplished through improper means or for an improper purpose; and (4) causing damage to plaintiff.

Both torts require that the defendant be shown to have acted for the primary purpose of interfering with a plaintiff's contracts or business relations and for no legitimate business purpose. *Government Guarantee Fund of Republic of Finland v. Hyatt Corp.,* 995 F. Supp. 441, 452-54 (D. V.I. 1997). Gopher claims the evidence adduced at the Arbitration shows Kirkland's interferences with Gopher's contractual and business relations with third parties were motivated by an illegitimate purpose.

In support of these two claims, Gopher argues that Kirkland, through Discover, virtually held 100 million shares of Gopher stock hostage as of May 29, 2019 (Ex. 28) immediately after filing the Notice of Default against Gopher under the SPA on May 28, 2019 (Ex. 11). Gopher argues this made it impossible for Gopher to enter other opportunities with third parties.

Gopher also argues that the control exerted by Kirkland interfered with Gopher's contractual and business efforts to monetize its core technologies and intellectual property by

acquiring three technology companies.

First, Gopher asserts that Kirkland was aware that it had a confidential plan to take over Mobiquity Technologies, Inc. which provides precise mobile location data and insights on consumer's real-world behavior on a single platform ideal for mobile advertising; and its acquired company, Advangelists, resulting in damage to Gopher estimated to be $132 million.

Second, Gopher claims it was forced by Kirkland's interference to forego acquisition of Track4Systems through which it intended to co-sell and embed Gopher proprietary technology in Track4Systems products.

Third, Gopher contends it was poised to acquire GBT Technologies, Inc. but was forced to withdraw from pursuing that acquisition because Kirkland would not approve it. Gopher insists the total damages incurred from all of the interferences by Kirkland total $284 million.

Accepting that Gopher's relationship with Kirkland, and in particular Discover's Notice of Default of May 28, 2019, impaired Gopher's capacity to perform under its contractual relations or to pursue prospective agreements with Mobiquity, T4S, or GBT, there is no evidence Kirkland, or anyone on behalf of Discover, had any contact with Mobiquity, T4S, or GBT, or intentionally took affirmative steps to interfere with the business relationships between Gopher and those companies.

Moreover, evidence of quantifiable economic damage to Gopher resulting from its inability to proceed under its contractual or other business relationships with Mobiquity, T4S and GBT is gossamer-thin. On the record adduced, Gopher has failed to meet its burden of establishing damages on these claims by a preponderance of the evidence.

As the Court in *Government Guarantee* made clear, not all conduct which interferes with another's contract or business relationship is tortious. *Id.* at 452. Kirkland maintains that

Discovers actions in declaring Gopher in default on May 28, 2019 were to protect its own contractual interests under the SPA and not for the "primary purpose" of interfering with Gopher's contractual relations with others. *Id.* at 455. Moreover, even if the act of declaring Gopher in Default on May 28, 2019 was found to be a breach of the SPA as Gopher claims, such a breach of contract, without more, is not a tort. *Id.* at 454.

I find the Parties were in a legitimate contractual dispute at the time the alleged tortious interference was allegedly committed by Kirkland. There is no evidence of independently wrongful conduct on the part of Kirkland to warrant such liability in tort. Therefore, Gopher has failed to prove its claims for intentional interference with contract and intentional interference with business relations as to John Kirkland individually.

GOPHER'S BREACH OF CONTRACT CLAIM
AND
DISCOVER'S BREACH OF SPA CLAIM

In the end, after considering the array of claims for relief addressed above, this dispute fundamentally remains one involving claims and counterclaims for alleged breach of contract by the Parties.

Gopher's Breach of Contract claim is grounded in the allegations set forth in the Complaint which accompanied the Demand for Arbitration filed June 7, 2019. Essentially, Gopher alleges it had a confidential plan to up-list its OTC stock and needed a financing partner that, in Gopher's words, "would trade/sell its stock responsibly until the upgrade plan was completed." Gopher alleges Kirkland and Discover agreed to their conditions, but insisted the Parties use Discover's standard form of Debenture to expedite the process which required Discover to invest $7.5 million. Following negotiations in November 2018, Gopher and Discover

finalized their agreement as set forth in the SPA, Debenture, and other Transaction Documents. Gopher claims Discover thereafter abused its dominant shareholder position to trade Gopher stock in a manor which diminished its value significantly, and then declared Gopher in default based upon a series of contrived "Trigger Events."

In their Response, Affirmative Defenses, and Counterclaims filed July 26, 2019, Discover and Kirkland allege that Gopher sought out Discover "to provide a desperately needed $7.5 million capital infusion." They assert that after months of negotiation during which Gopher was represented "by a team of outside lawyers and financial advisors, including Gopher's board of directors which includes an MBA, two CPAs, and three attorneys," Gopher agreed to the terms of the SPA, Debenture, and other Transaction Documents executed on December 3, 2018. Ex. 2.

Discover denies it shared or agreed to Gopher's business goals and contends that it traded Gopher stock in a manner consistent with the terms of the SPA to profit from its $7.5 million investment. Discover further contends that Gopher materially breached several provisions of the SPA constituting multiple events of default, and concludes: "As a result, it is entitled to immediately be paid back, or be allowed to foreclose on the Collateral."[11]

Under Virgin Islands law, the formation of a valid contract requires a "bargain in which there is a mutual assent to the exchange, and consideration." *Morales v. Sun Constructors, Inc.*,

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[11]See paragraph No. 174 of Discover's Counterclaim. In the final paragraph of the Counterclaim (No. 176), Discover also seeks "a determination that Discover is not an affiliate of Gopher and is entitled to sell its Conversion Shares, and a permanent injunction obligating Gopher and its transfer agent to comply with their obligations to issue Conversion Shares and stop interfering with the resale thereof, and ordering Gopher and its representatives to fully cooperate in the orderly sale of the Collateral." This Award already contains a finding that on the record adduced, Gopher has failed to show that Discover was an affiliate of Gopher. The question of injunctive relief is pending in United States District Court. Therefore, the Award in this case will address the entitlement of the Parties to monetary damages for breach of contract which will enable the prevailing Party to seek confirmation and necessary Orders in aid of execution before a court of appropriate jurisdiction.

541 F.3d 218, 221 (3d Cir. 2008). A party's assent to a bargain "is not measured by subjective intent, but by outward expression." *Id.* Gopher and Discover undoubtedly had subjective goals in entering the SPA, but to the extent those goals conflict with the express terms of the SPA, the plain language of the contract controls.

Courts in the Virgin Islands have generally recognized four elements underlying a claim for breach of contract: (1) and agreement; (2) a duty created by that agreement; (3) a breach of that duty; and (4) damages. *Brouillard v. DLJ Mortg. Capital, Inc.,* 63 V.I. 788, 797-98 (V.I. 2015).

Noting the consistency of these elements with that of other jurisdictions, the Supreme Court of the Virgin Islands recently held that they "comport with the underlying purpose of contract law, which is to hold parties to their agreements so that they receive the benefit of their bargains." (citation omitted). *Phillip v. Marsh-Monsanto,* 66 V.I. 612, 620 (V.I. 2017) . Where a breach of the contract occurs, "'[I]n the law of contracts the theory is that the party injured by the breach should receive as nearly as possible the equivalent of the benefits of performance.'" (citations omitted). *Id.*

Where the language of a contract is unambiguous, the intent of the parties must be derived from the plain meaning of its terms used and enforced accordingly. *Id.* at 625. Moreover, if the contract includes a merger or integration clause, "evidence, whether parol or otherwise, of antecedent understandings and negotiations will not be admitted for the purpose of varying or contradicting the writing." (citations omitted). *Id.* at 626. These standards guide evaluation of the respective claims of Gopher and Discover for breach of the SPA.

This Award has already addressed Gopher's allegations sounding in fraud and the evidence regarding the purposes and expectations of the Parties in entering the SPA. It is clear

that the subjective goals of the Parties were not congruent in all respects. But where, as here, we have an integrated contract mutually agreed to by the Parties after counseled negotiations, and fully vetted by the stakeholders on all sides, the subjective intent of the Parties which do not make their way into the contracted entered do not control. Neither does the retrospective realization of either Party that entering the contract was improvident.

There is no question from a reading of the plain terms of the SPA that Gopher bargained for, and received, the objective benefit of its bargain in the form of a $7.5 million investment in the Company. Similarly, Discover bargained for, and received, a substantial quantity of Gopher Conversion Shares which it could trade subject to the terms of the SPA.

The remaining question is whether either Party breached the terms of the SPA as mutually agreed to and, if so, the appropriate remedy for any damages suffered as a result of the breach.

Pursuant to the SPA, the Debenture was purchased by Discover for $7,500,000 paid to Gopher in increments of $4.5 million on December 4, 2018, followed by three additional payments of $1 million each in January, February, and March 2019.

Under the SPA, Gopher agreed to pay compounded interest on the unpaid principal balance of the Debenture at a rate equal to the Wall Street Journal Prime Rate plus 2% per annum. Additionally, the Debenture permitted Discover to convert its outstanding principal and interest amounts into shares of Gopher's common stock at a conversion price equal to 95% of the mathematical average of the five lowest individual daily volume weighted average prices of the common stock, less $0.05 per share.

Section III of the SPA set forth several "Representations and Warranties" which are pertinent to resolving some of the arguments addressed by the Parties below. Significant among

these are the "Acknowledgments Regarding Investor" set forth in Section III.A.12. Two of these provisions warrant emphasis because they relate to claims at issue.

Section III.A.12.b. provides that Discover and Kirkland as "Investor" "...have not made and do not make any representations, warranties or agreements with respect to the Securities, this Agreement, or the transaction contemplated hereby other than those specifically set forth in Section III.C. below. Company has not relied upon, and expressly disclaims reliance upon any and all written or oral statements, or representations made by any person prior to this Agreement."

Section III.A.12.c. provides that "The conversion of Debenture and resale of Conversion Shares will result in dilution, which may be substantial, the number of Conversion Shares will increase in certain circumstances; and Company's obligations to issue and deliver Conversion Shares in accordance with this Agreement and the Debenture is absolute and unconditional regardless of the dilutive effect that such issuances may have."

The SPA also placed limitations on Gopher's ability to enter into certain types of financing arrangements and required Gopher to reserve for Discover, shares equal to five times the number of shares required under the SPA. Additionally, the Transfer Agent Instructions at Exhibit 3 to the SPA contained an irrevocable and unconditional instruction to Gopher's transfer agent to "immediately reserve" and "immediately issue" to Discover shares in Discover's sole discretion.

To secure its obligations under the SPA, Gopher granted Discover a continuing first-position lien on, and security interest in all right, title, and interest of Gopher in and to all of Gopher's assets as "Collateral."

In support of its breach of contract claim, Gopher cites several examples of what it

contends were abusive exercises of control by Discover under the SPA which breached their Agreement, and which caused Gopher significant damage. Several of the breaches alleged by Gopher have been addressed above and will not be revisited here. Additionally, this Award will not attempt to address every argument advanced by Gopher in its extensive post-hearing briefs. The following are sufficiently illustrative of Gopher's allegations of breach of the SPA by Discover.

Gopher argues that after Discover provided the initial funding of $4.5 million on December 4, 2018 Discover exerted control over Gopher by conditioning the three additional payments of $1,000,000 each on Gopher's retention of investor relations firms acceptable to Discover. This resulted in Gopher retaining the services of SylvaCap Media and Regal Consulting, LLC at a cost of $150,000 per month.

Additionally, prior to making the three-monthly payments, Discover required that Gopher produce an "Officer's Certificate" reaffirming its representations and warranties under the SPA and confirming that Gopher was not in default despite the fact that Discover had already claimed certain defaults under the SPA against Gopher.

Gopher further contends that within a week of executing the SPA, Discover converted $2 million in principal of the Debenture plus interest into over 8 million shares of Gopher stock and began trading without restriction in a manner that caused Gopher's stock price to drop from approximately $0.31 on December 12, 2018 to $0.11 by January 22, 2019.

Thereafter, Discover continued to demand additional conversions of stock which Discover sold into the market without restriction in a manner Gopher claims irresponsibly diminished the share price of Gopher's stock. Gopher argues Discover continued increasing its non-negotiable conversion demands and demands for increases in the stock Reserve Amount and

insisted that the drop in value of Gopher stock entitled Discover to a recalculation of its conversion amounts.

Gopher further contends that Discover manipulated their relationship under the SPA to contrive a series of nine "Trigger Events" leading to "Events of Default" which allowed Discover to declare successive Notices of Default under Section V.G. of the SPA on May 20, 2019, Ex. 9, which Discover withdrew on May 23, 2019, Ex. 10, and a second "Notice of Sale of Collateral" pursuant to Section V.H on May 28, 2019. Ex. 11. Nearly five months after this Arbitration was commenced, Discover served an Amended Notice of Default on Gopher on October 24, 2019, alleging 26 Trigger Events. For the reasons stated in Gopher's post-hearing Opening Brief, and the footnote below, this Award will consider only those alleged Trigger Events occurring prior to May 28, 2019.[12]

Additionally, Gopher alleges that Discover compounded Gopher's damage by "dumping" over 1 million shares of Gopher stock in the days immediately preceding the May 28th Notice of Default, further eroding the value of Gopher's stock.

Discover responds that the forgoing allegations by Gopher do not constitute breaches of

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[12] **There is a puzzling disconnect in the pleadings, exhibits, and testimony relating to the alleged Trigger Events referenced in this case. The record in this case is littered with lists of Trigger Events alleged by Discover beginning with the text of Discover's Response, and Counterclaims filed July 26, 2019 and Exhibit 35 thereto. Exhibit 35 to Discover's original pleading is a copy of Discover's Notice of Default dated May 28, 2019 which was introduced during the Arbitration hearing as Exhibit 11. However, paragraphs 61 & 62, 76, 89, 92, 102, 105, 106, 117, and 118, enumerate alleged Trigger Events which differ from pleading Exhibit 35 and trial Exhibit 11 as to the first Trigger Event alleged. Discover's Response and Counterclaim specified as the First Trigger Event, the December 6, 2018 press release which later appears in trial Exhibits 12, 49, and 53, whereas the first Trigger Event specified in Pleading Exhibit 35 and trial Exhibit 11 reference a separate event relating to replacement of Gopher's transfer agent, Empire Stock Transfer, Inc., and the alleged Trigger Event pertaining to the December 6, 2018 press release does not appear anywhere in Exhibit 11.**

Additionally, during testimony at the Arbitration hearing, the witnesses referred variously to the lists of Trigger Events contained in Exhibits 12, 49, and 53, and is incorporated in post-hearing briefing of the Parties. Though it addresses all 26 Trigger Events contained in Exhibit 49, Gopher argues that only the alleged Trigger Events giving rise to the May 28, 2019 Notice of Default should be considered in these proceedings. I agree and will limit consideration of Trigger Events accordingly.

the SPA, but conduct permitted under the terms of the Agreement. Discover rejects again Gopher's claim that the SPA required Discover to trade in a manner Gopher subjectively considered to be "responsible." Nonetheless, Discover argues that it actually sold an average of $33,955 in Gopher stock per day between December 4, 2018 and May 28, 2019, which is within the parameters of $35,000 worth of shares per day Gopher itself claimed would constitute a "reasonable trading strategy." Further, Mansour Khatib testified on behalf of Gopher that Gopher had previously used "leak out" provisions to limit the number of shares that could be traded per day, but no such provision is contained in the SPA. Khatib Depo. At 25: 22-27 and 26:20-24.

Discovers argument in this regard is persuasive. While there is no provision in the SPA requiring that Discover trade Gopher stock "responsibly," and no meeting of the minds of the Parties as to what such a term meant had it been included in the Transaction Documents, the record supports Discover's argument that it traded Gopher stock in a manner consistent with the testimony of Gopher witnesses Mo Jacob, Tr. 54:9; Tr. 202:23-24, and Darren Dunkel. Tr. 329:12-15; Tr. 281:8-11.

Additionally, while the record adduced shows that Gopher's stock priced dropped 64% in the 167-day period Discover traded it, the record also shows that for the comparable 167-day period before December 4, 2018, Gopher's stock price had dropped 80%. Ex. 63.

In sum, while it is apparent Gopher did not secure the "financing partner" that shared Gopher's vision for the future of the Company that they subjectively hoped for when they entered the SPA, Gopher has failed to prove its claim for Breach of Contract by a preponderance of the evidence with respect to Discover.

The next question to be addressed is whether Discover has proved its counterclaim for Breach of the SPA in support of the Notice of Default dated May 28, 2019. With respect to six

of the nine Trigger Events cited in the Notice of Default, I find that it has.

Discover's Notice of Default and Notice of Sale of Collateral served on Gopher on May 28, 2019, states: "pursuant to Section V.G.(g) of the Agreement, Investor hereby declares Company in default under the Agreement due to the occurrence of any 3 or more Trigger Events under the Debenture. At least the following Trigger Events are known to have occurred to date." Ex. 11. The Notice thereafter enumerates 9 alleged Trigger Events.

Three of the nine Trigger Events relate to allegations that Gopher made specified public filings without first allowing them to be reviewed by Discover prior to publication, in violation of SPA Section IV.D. These Trigger Events were press releases issued by Gopher on December 6, 2018 and May 24, 2019, and a Form 8-K filing relating to Discover also on May 24, 2019.

Standing on its argument that the provisions of SPA Sections IV.D. and I.V.F. are contradictory and render the entire SPA void *ab initio,* Gopher argues it properly withheld the subjects of the above three Trigger Events before public dissemination. This Award has already found that these provisions of the SPA, while contradictory, do not render the SPA void.

Moreover, with respect to the first alleged Trigger Event, the record shows that Gopher acknowledged its failure to comply with Section IV.D. in an email exchange between John Kirkland and Mansour Khatib on the same day the December 6, 2018 press release was issued. In the exchange, Khatib apologized and assured Kirkland it would not happen again. Though it did occur again on May 24, 2019, I find that the press release of December 6. 2018 caused no cognizable injury to Discover and should not be used as a predicate for the Notice of Default served on May 28, 2019.

However, as discussed separately above, the provisions of Sections IV.D. and IV.F. can be harmonized, and Gopher's failure to comply with Section IV.D. as to the press release and

Form 8-K filing on May 24, 2019, both constitute cognizable and actionable Trigger Events as alleged by Discover.

The next series of alleged Trigger Events identified in the May 28, 2019 Notice of Default relate to assuring that Gopher's transfer agents were aware of and obligated to adhere to the provisions of the SPA and related Transaction Documents. Discover enumerates three alleged Trigger Events arising from Gopher's replacement of Empire Stock Transfer, Inc. as its transfer agent, to West Coast Stock Transfer, Inc., on or about May 20, 2019.

Specifically, Discover argues Gopher (1) replaced Empire as transfer agent before a reputable registered transfer agent agreed in writing to serve as Gopher's new transfer agent subject to "all terms and conditions of the Transfer Agent Instructions" in accord with Section I.H.1.c. of the Debenture; (2) Gopher failed to engage a suitable replacement transfer agent "as soon as practicable and in any event within 2 Trading Days," as required by Section I.H.1.c.; and (3) by on May 20, 2019, making an objection and instruction to its new transfer agent, West Coast, not to comply with the Delivery Notice from Discover dated May 17, 2019, as provided under Section I.H.1.i. of the Debenture.

Gopher challenges the above Trigger Events as duplicative and as clear evidence of Discover's intent to exert control over Gopher through control over Gopher's transfer agent(s). Gopher contends it was left with no alternative but to sever those controls to ensure that Discover would not become an "Affiliate" of Gopher.

In response, Discover repeats its previous argument that the control the SPA Transaction Documents had over Gopher's transfer agent did not render it an Affiliate, and further argues that Gopher's actions in changing transfer agents left Discover without a transfer agent holding reserve shares as required under the SPA Sec. IV.H.

The record supports Discover's argument and I find a preponderance of the evidence in the record establishes that these three Trigger Events are valid and actionable.

Gopher next challenges the Trigger Event alleged by Discover that effective May 22, 2019, Gopher's Common Stock was not designated for trading on the OTCQB or a higher stock market as required under Section I.H.1.p. of the Debenture. Discover argues that Gopher was delisted by the OTCQB due to illegal promotional activities and thereafter traded on the low tier "Pink Sheets" which Mansour Khatib acknowledge constituted a Trigger Event under the SPA.

I find the delisting of Gopher from the OTCQB on May 22, 2019, constituted a cognizable Trigger Event under Sections I.H.1.h. and I.H.1.p. of the Debenture.

Finally, considering the evidence adduced and the arguments of the Parties, I find that Discover has not established the two alleged Trigger Events relating to Gopher's correspondence of May 27, 2019 to Discover's broker, Lek Securities.

Based upon the foregoing, I find that Discover has proved by a preponderance of the evidence its counterclaim for breach of the SPA to the extent stated above with respect to the Notice of Default served on Gopher on May 28, 2019, and as set forth in Exhibit 11.

This finding in favor of Discover, however, does not resolve all issues to be determined in this case. However, because the Parties have not fully briefed their positions relating to the issues of damages, fees and costs which may flow from the findings above, it is necessary to require the Parties to submit Supplemental Briefing.

Therefore, and in accord with JAMS Streamlined Rules 17(h) and (i), and 19, and JAMS Comprehensive Arbitration Rule 24, an Interim Award was issued on December 23, 2019 which ordered the Parties to submit Supplemental Briefs on the following specified issues to enable the entry of this Final Award:

1. The amount of damages to which Discover is entitled, and whether such amount is subject to offset for the value of Gopher shares sold under the SPA;
2. The questions of the application of Sections I.C.1. and I.G. of the Debenture; what the appropriate calculation of interest will be and what number of Conversion Shares are to be accounted for with regard to a Final Award; and whether, under the circumstances evidenced, either or both of these provisions of the Debenture constitute unenforceable liquidated damages penalty provisions under Virgin Islands law;
3. Next, although the question of foreclosure on "the Collateral" is properly before the United States District Court which is empowered to enforce its equitable Orders by way of sanction, including contempt, whether there may be other equitable interim relief issues within the province of this Arbitration proceeding to be addressed prior to entry of a Final Award; and
4. Finally, as Discover is the prevailing Party, the question of entitlement to fees and costs remains.[13]

SUPPLEMENTAL BRIEFING FOLLOWING INERIM AWARD

The Parties filed simultaneous Supplemental Opening and Reply Briefs on January 10 and January 17, 2020 to address the remaining issues specified in the Interim Award. Gopher's Supplemental Briefing is accompanied by the Declaration of Mo Jacob setting forth Gopher's calculation of the damages to Discover may be entitled. Following are my findings re damages:

[13] In post-hearing briefing, Discover stated its intention to waive attorney fees and costs to enable prompt issuance of a Final Award. The Interim Award was timely issued within 30 days of the close of post-hearing briefing and in accord with the Order Re: Post-Hearing Briefing entered November 9, 2019. However, as the Interim Award was not final, I find it appropriate to permit Discover to seek fees and costs if it seeks to do so.

1. THE AMOUNT OF DAMAGES DISCOVER IS ENTITLED TO RECOVER:

Under Virgin Islands law, Discover and Kirkland bear the burden of proving the damages they are entitled to recover from Gopher as the final element of their Counterclaim for breach of the SPA. *Brouillard,* 63 V.I. at 797-98. As discussed earlier, a prevailing claimant on a breach of contract claim "should receive as nearly as possible the equivalent of the benefits of performance." *Phillip,* 66 V.I. at 620. Here, the Parties have vastly different views regarding the "benefit of the bargain" Discover and Kirkland are entitled to receive as a result of Gopher's breach of the SPA.

Discover and Kirkland contend that the "benefit of the bargain" they contracted for under the SPA should be measured by the damages they suffered "for delay in delivery of securities as measured by the dollar amount per day that Discover would have been able to sell over a reasonable period of time following breach, had the shares been delivered as required, without unreasonably depressing the market for the stock."

Employing this calculus, Discover proposes accepting the opinions of Gopher witnesses Khatib and Dunkel that Discover should have been able to sell Gopher stock at a rate of approximately $35,000 per day for the 234 day period between May 28, 2019 to January 17, 2020, and argues it should be awarded damages of $8,190,000.00.

Discover refers to its proposed theory for measuring damages as the "Madison Fund Rule," drawn from *Madison Fund, Inc. v. Charter Co.,* 427 F. Supp 597, 608-610 (S.D.N.Y. 1977), and cites four cases which have applied a similar damages calculation standard. The "Madison Fund Rule" has not been adopted by the Courts of the Virgin Islands, and the cases cited by Discover, including Madison, are distinguishable from the instant case. Discover's proffered calculation of consequential damages is speculative and inconsistent with Virgin

Islands law. *Mendez v. Coastal Sys. Dev., Inc.,* 2008 WL 2149373, at *13 (D.V.I. 2008); and *Stallworth Timber Co. v. Triad Bldg. Supply,* 968 F. Supp. 279, 283 (D.V.I. 1997).

Here, we do not have to speculate as to the indeterminable value of Gopher stock at the times in question. The compensable benefit of Discover's bargain is found in the terms of the SPA and Debenture. They do not include lost profits and consequential damages.

Starting with the face value of the SPA of $8,340,000, reduced by the amounts redeemed thereunder by Discover via conversions of Gopher stock of $4,305,555.54, Gopher contends the amount of damage appropriate to accord Discover the benefit of its bargain would be the remainder of $4,034,444.46, plus the SPA's interest of 7.25 annually accrued from May 15, 2019 to date.[14] On the record adduced in these proceedings, I agree. I find Gopher's calculation of damage suffered by Discover and Kirkland as a result of Gopher's breach of the SPA is ascertainable with reasonable certainty and consistent with the evidence adduced at the Arbitration hearing. Further, it is consistent with the remedies specified in the contract breached. SPA Section V.H.

2. **APPLICATION OF THE INTEREST AND CONVERSION PROVISIONS OF SECTIONS I.C.1. AND I.G. OF THE DEBENTURE:**

I previously rejected Gopher's argument that the SPA is void because it is "riddled with unenforceable penalties." However, the issue of whether the Interest and Conversion provisions set forth in Sections I.C.1. and I.G. of the Debenture were unenforceable penalty provisions was reserved for further consideration after the Parties had the opportunity to fully brief the matter

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[14] For example, according to the Declaration of Mo Jacob incorporated in Gopher's Supplemental Brief of January 10, 2020, 7.25% annual interest from May 19, 2019 to January 10, 2020 would be $190,724.22, resulting in a damage award of $4,225,168.68 as of that date.

following entry of the Interim Award.

Having now considered the issues in light of the Supplemental Briefing of the Parties, I find persuasive Gopher's arguments that, under Virgin Islands law, the Interest and Conversion provisions contained in Sections I.C.1. and I.G. of the Debenture constitute unenforceable liquidated damages penalties and should not be applied in this case.[15] *Virgin Islands Nat. Bank v. Tropical Ventures, Inc.,* 358 F. Supp. 1203, 1207-1208 (D.V.I. 1973); *Fullford v. Rawls,* 1986 WL 14675, at *4; and *In re Plywood Company of Pennsylvania,* 425 F.2d 151, 155 (3rd Cir. 1970).

On the record adduced, Gopher has met its burden of proving that both provisions should be stricken from the Debenture. The Interest and Conversion provisions fail to represent compensation to Discover for probable actual damages which could be reasonably anticipated as a result of Gopher's breach of the SPA. Instead, they serve only to punish or deter a potential breach rather than to compensate for any reasonable measure of damages caused by Gopher's breach of the SPA. I find the Interest and Conversions at issue are unenforceable penalties and will not be applied as factors in assessing damages in this case.

3. OTHER EQUITABLE RELIEF:

In accord with JAMS Comprehensive Rule 24, the Final Award entered below is for monetary damages and costs payable by Gopher to Discover and Kirkland on their Counterclaim for breach of the SPA. The Final Award does not, however, constitute an enforceable Judgment. As provided in JAMS Rule 25, proceedings to enforce, confirm, modify or vacate an Award are

[15] Gopher's discussion regarding the unenforceability of these provisions is set forth at pages 5-12 of their Supplemental Brief dated January 10, 2020, and pages 5-7 of Gopher's Supplemental Reply Brief dated January 17, 2020.

"controlled by and conducted in conformity with the Federal Arbitration Act, 9 U.S.C. Sec. 1, *et seq.,* or applicable state law."

Issues relating to foreclosure on "the Collateral" securing Gopher's obligations under the SPA and Debenture are not before this tribunal for adjudication. They are currently pending in United States District Court. However, the Interim Award left open the question whether there remained other equitable relief issues within the province of this Arbitration proceeding to be addressed prior to entry of the Final Award.

In their Supplemental Briefing, Discover and Kirkland seek no additional equitable relief. However, Gopher seeks declaratory relief on whether "the Debenture is subordinated to Gopher's debt" pursuant to the Liquidation Provision contained in Section I.E.1. of the Debenture. Alternatively, Gopher requests the Final Award enjoin any foreclosure sale until Gopher satisfies all other debts and other liabilities.

Discover and Kirkland object on the ground that Gopher is now attempting to raise a new issue on a matter that was not raised at the Arbitration hearing and on which no evidence was presented. Discover further argues the secured Debenture is not a Subordination Agreement and that raising the question at this late stage violates the notice provisions of JAMS Streamlined Rule 7(a) and its consideration would prejudice Discover and Kirkland. For the reasons previously stated, I agree. Therefore, Gopher's requests for declaratory or alternatively injunctive relief concerning Gopher's debt and the Collateral securing the Debenture are denied.

4. DISCOVER'S ENTITLEMENT TO ATTORNEY'S FEES AND COSTS:

Under Section VI.H. of the SPA, "The final award will include the prevailing party's reasonable arbitration, expert witness and attorney fees, costs and expenses." See also Section

IV.G of the SPA.

Discover argues that it is the prevailing Party and is entitled to recover from Gopher a total of $55,613 incurred as costs in connection with the Arbitration. Discover further contends it should be awarded $239,000 in attorney's fees for services provided by John Kirkland.

Gopher contends that it, not Discover, is the prevailing Party and that Discover cannot recover attorney's fees or costs in this action. I find, however, that under the standard cited by Gopher[16] for determining the prevailing party under Virgin Islands law, Discover is the only prevailing Party in this proceeding.

As the prevailing Party, Discover is entitled to recover its reasonable costs of litigation in the amount claimed of $55,613.00. However, I reject Discover's claim that it is entitled to recover attorney's fees.

Under 5 V.I.C. Section 541(a), a prevailing party **may** recover costs, including attorney's fees. However, the decision whether to award attorney's fees to a prevailing party is within the discretion of the tribunal. *El Fenix De Puerto Rico v. Dallas,* 30 V.I. 339 (D.V.I. 1994); *Acosta v. Honda Motor Co.,* 717 F.2d 828 (3d Cir. V.I. 1983). I find several factors warrant the exercise of discretion against an award of attorney's fees here.

Although Kirkland has practiced as an attorney in the past, he is not currently licensed to practice law in any jurisdiction. To the extent Kirkland seeks attorney's fees for services provided to himself as an individual Party, he is essentially proceeding *pro se*. To the extent the fees claimed were incurred in representation of Discover, Kirkland is essentially proceeding *pro se* because he is the Sole Member of Discover. JAMS Rule 12(a) affords a corporate Party like

[16] "The test is whether a party has achieved at least some of the benefits which were sought in the litigation, even if a judgment is not finally obtained."*Ingvoldstad v. Kings Wharf Enterprises, Inc.,* 20 V.I. 314, 317 (D.C.V.I.), aff'd 734 F.2d 5 (3d Cir. 1983).

Discover Growth Fund, LLC the option of representation by counsel or any other person of the Party's choice. Here, Kirkland as Sole Member of Discover, chose himself to act as Discover's representative in this Arbitration proceeding which I find to be equivalent to *pro se* representation.

Kirkland and Discover cite no Virgin Islands statutory or case authority regarding entitlement to recover attorney's fees under the circumstances presented here. Instead, they maintain that the fact that Kirkland is an inactive attorney is inapposite because this is an arbitration and under JAMS Rule 12(a) "Parties, whether natural persons or legal entities" are permitted to be represented by persons of their choice without regard to their status as licensed attorneys. That argument is not helpful. The issue is not whether Kirkland could represent himself and Discover in this Arbitration. The question is whether he is entitled to recover attorney's fees for doing so.

Gopher correctly argues that there is no provision in the Virgin Islands Code authorizing payment of attorney's fees to unlicensed legal professionals. Gopher also cites three Virgin Islands cases which address issues pertaining to awards of attorney's fees to prevailing parties, but none considered the specific issue presented here. In sum, the only clear declaration of Virgin Islands law on the subject is contained in 5 V.I.C. Section 541 which vests discretion in the court/arbitrator considering the matter.

Exercising the discretion conferred by 5 V.I.C. Section 541(a), I find that under all of the circumstances presented, an award of attorney's fees to Discover and Kirkland is not warranted and is denied.

CONCLUSION AND FINAL AWARD

Based upon the foregoing findings of fact and conclusions of law, the undersigned Arbitrator hereby enters this Award in favor of Respondents Discover and Kirkland on all claims alleged by Claimant Gopher. The Arbitrator further finds that Respondents/Counterclaimants have proved their Counterclaim alleging breach of the SPA by Claimant Gopher to the extent provided above. Therefore, an Award in favor of Discover and Kirkland and against Gopher is hereby entered in the sum of $4,034,444.46, plus prejudgment interest of 7.25% accrued from May 15, 2019 through the date on which Judgment is entered by a Court of competent jurisdiction. Additionally, Discover and Kirkland are hereby awarded costs incurred in the sum of $ 55,613.00.

IT IS SO ORDERED this 31st day of January 2020

Hon. Philip M. Pro (Ret.)
Arbitrator

PROOF OF SERVICE BY EMAIL & U.S. MAIL

Re: Gopher Protocol Inc. vs. Discover Growth Fund, LLC
Reference No. 1260005395

I, Scott Parreno, not a party to the within action, hereby declare that on January 31, 2020, I served the attached FINAL AWARD on the parties in the within action by Email and by depositing true copies thereof enclosed in sealed envelopes with postage thereon fully prepaid, in the United States Mail, at Las Vegas, NEVADA, addressed as follows:

Brian R. Hardy, Esq.
Marquis Aurbach Coffing
10001 Park Run Drive
Las Vegas, NV 89145
Phone: 702-382-0711
bhardy@maclaw.com
Parties Represented:
Gopher Protocol Inc.

John C. Kirkland, Esq.
Discover Fund Management LLP
5330 Yacht Haven Grande
Suite 206
St Thomas, VI 00802
Phone: 340-693-6001
jk@dgfunds.com
Parties Represented:
Discover Growth Fund, LLC

I declare under penalty of perjury the foregoing to be true and correct. Executed at Las Vegas, NEVADA on January 31, 2020.

Scott Parreno
sparreno@jamsadr.com